Exhibit 10.2

FIRST AMENDMENT TO SUBCONTRACT AGREEMENT

THIS FIRST AMENDMENT TO THE SUBCONTRACT AGREEMENT (this “Amendment”), effective as of June 21, 2006 (the “Amendment Effective Date”), is by and between MAXIMUS, INC. (“MAXIMUS”) and Accenture LLP (“Accenture”).

WHEREAS, MAXIMUS and Accenture (the “Parties”) entered into that certain Subcontract Agreement, dated June 25, 2005 (the “Agreement”), as amended herein, in support of the Texas Integrated Eligibility and Enrollment project (the “Project”) for the Texas Health and Human Services Commission (“HHSC”);

WHEREAS, on April 11, 2006 Accenture delivered to MAXIMUS a Notice of Material Breach and Demand for Cure (“Cure Notice”) pursuant to Section 8.1 of the Agreement in respect of MAXIMUS’ performance of its contractual obligations;

WHEREAS, on April 30, 2006 MAXIMUS delivered to Accenture a response to the Cure Notice in which MAXIMUS acknowledged certain Project challenges but disagreed with other elements of the Cure Notice;

WHEREAS, on May 3, 2006 the Parties executed a letter agreement (“Letter Agreement”) to address Accenture’s concerns raised in the Cure Notice;

WHEREAS, in connection with the Parties’ discussions regarding the subject matter of the Cure Notice and the Letter Agreement, and without waiver of or prejudice to either Party’s rights under the Agreement, while advancing progress on the Project, the Parties will pursue the following efforts:

•                  Accenture shall assume operational responsibility for the Complaints and Appeals Services (as defined herein) being provided by MAXIMUS immediately prior to the Amendment Effective Date;

•                  Accenture shall assume operational responsibility for the Technology Development Services (as defined herein) being provided by MAXIMUS immediately prior to the Amendment Effective Date;

•                  MAXIMUS shall retain full responsibility for Call and Image Processing Services and Integrated Eligibility Transaction Processing Services (as defined herein) subject to the institution by Accenture of a new management and oversight structure with respect to MAXIMUS’ performance of such services;

•                  Accenture shall provide supplemental management and operational assistance to MAXIMUS with respect to certain defined areas of MAXIMUS responsibility; and

•                  General governance structures shall be revised and enhanced in an effort to improve future operations under the Agreement;

WHEREAS, the Parties have agreed to an allocation of financial responsibility as described herein;

WHEREAS, the Parties have reached agreement on additional matters arising out of the concerns raised in the Cure Notice and the Letter Agreement; and

WHEREAS, to effect the agreements of the Parties as described above, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                       Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings assigned in the Agreement.

“Call and Image Processing Services” shall mean the MAXIMUS services identified on Exhibit 2.1 and elsewhere in the Agreement, as applicable, relating to processing of customer calls and customer documents in support of Integrated Eligibility and CHIP transactions.

“Complaints and Appeals Services” shall mean the MAXIMUS services identified on Exhibit 2.1A relating to research and resolution of customer and ombudsman complaints and appeals regarding Integrated Eligibility and CHIP transactions, and for which Accenture shall assume operational responsibility pursuant to this Amendment.

“Cover Costs” shall mean those costs identified in Exhibit 7.2A, for which MAXIMUS has a responsibility under this Agreement. Cover Costs shall consist of the salary and benefits of the personnel assigned and other direct non-payroll costs, including travel (at not more than $30 per hour) for out-of-town personnel, software license costs, and standard load factors for recovery of professional development, recruiting, absence, technology support, equipment and depreciation costs. Cover Costs associated with Technology Development Services shall include margin as established in the Prime Contract for Accenture’s employed resources, and 5% margin for subcontractors, up to the amounts set forth in Exhibit 7.2A. For any additional work required to perform the Technology Development Services, such margin components shall not apply. Accenture shall use commercially reasonable efforts to mitigate Cover Costs.

“Integrated Eligibility Transaction Processing Services” shall mean the MAXIMUS services identified on Exhibit 2.1 and elsewhere in the Agreement, as applicable, relating to processing of Integrated Eligibility transactions from Image Assembly through completion.

“Stable Performance” shall mean that a Service complies with all applicable Key Performance Requirements for a period of three (3) successive months after the Texas Access Alliance is processing transactions relating to seventy-five percent (75%) of the statewide caseload.

“Technology Development Services” shall mean the MAXIMUS services set forth on Exhibit 2.1A relating to development and maintenance of MAXe for Integrated Eligibility, and for which Accenture shall assume operational responsibility pursuant to this Amendment.  For the avoidance of doubt, MAXe for Integrated Eligibility is the Oracle-based MAXe product currently in use for performance of the Integrated Eligibility Processing Services

“Transitioned Services” shall mean the Complaints and Appeals Services and the Technology Development Services, in each case as the operational responsibility for such Services is transitioned to Accenture pursuant to the terms of this Amendment.

2.             Amendment. The Agreement is hereby amended as follows:

a.             Incorporation of the Prime Contract. In order to clarify the relationship between the terms of the Prime Contract and the Subcontract, new Section 1.2 is hereby inserted as follows:

“1.2                           It is the parties’ intent that MAXIMUS shall take all reasonable steps within the scope of this Agreement to enable Accenture to comply with the terms of the Prime Contract. MAXIMUS shall comply with the provisions of the Prime Contract and all work done and/or deliverable items shall be produced and performed by MAXIMUS and all of its subcontractors strictly in accordance with the provisions of the Prime Contract. Unless otherwise noted in the body of this Agreement, the provisions of the Prime Contract, attached hereto as Exhibit 1.2, are incorporated into this Agreement by reference in their entirety and are applicable to this Agreement as written. MAXIMUS shall perform the services described herein in the manner necessary to enable Accenture to fulfill its obligations under the Prime Contract. These incorporated Prime Contract clauses are in addition to the other clauses, terms, and conditions specifically set forth in this Agreement. For the avoidance of doubt, if a provision of this Agreement is in conflict with a provision of the Prime Contract, the Prime Contract provision shall prevail.”

b.             Status Reports. In order to provide additional transparency into MAXIMUS’ efforts to remediate the concerns identified in the Cure Notice and Letter Agreement with respect to the Integrated Eligibility Transaction Processing Services, new Section 2.10 is hereby inserted as follows:

“2.10                     Certain Status Reports

2.10.1                              With respect to MAXIMUS’ performance of the Integrated Eligibility Transaction Processing Services and the Call and Image Processing Services, beginning on the Amendment Effective Date, MAXIMUS shall provide detailed weekly status reports delivered electronically to Accenture each Wednesday by 5:00 p.m. Central Time in the form attached hereto as Exhibit 2.10. Such reports shall, at a minimum, summarize MAXIMUS’ performance of the Integrated Eligibility Transaction Processing Services and the Call and Image Processing Services against objective, verifiable metrics of performance specified in writing by Accenture.

2.10.2                              For each calendar day that MAXIMUS fails to timely deliver (i) any status report required under Section 2.10.1 for Services that have not achieved Stable Performance or (ii) any other status report required under a Corrective Action Plan that pertains to MAXIMUS’ responsibilities following the Amendment Effective Date and for which a report form or specific report content is specified in or with respect to such Corrective Action Plan, MAXIMUS shall pay to Accenture an amount equal to $5,000.00 as liquidated damages and not as a penalty. Both Parties agree that the amount of actual damage would be difficult to calculate and that the amount stated above serves as a reasonable proxy for such damages.

2.10.3                              Notwithstanding MAXIMUS’ obligation to provide the weekly status reports described above, if information comes to MAXIMUS’ attention that causes MAXIMUS to believe  that MAXIMUS will be unable to meet any material  obligations in the Agreement or under any Corrective Action Plan, MAXIMUS shall immediately notify Accenture.”

c.             Management and Oversight of Call and Image Processing Services. In order to document additional management and oversight structures designed to address concerns highlighted in the Cure Notice and Letter Agreement relating to MAXIMUS’ performance of the Call and Image Processing Services, new Section 2.11 is hereby inserted as follows:

“2.11                     Management and Oversight of Call and Image Processing Services.

2.11.1                  Within 14 calendar days after the Amendment Effective Date, under Accenture’s direction, the Parties shall (i) establish a Call and Image Processing Services command center and (ii) implement the supplemental operational and vendor management structure applicable to MAXIMUS’ performance of the Call and Image Processing Services at the Midland service facility, in each case as further described on Exhibit 2.11. MAXIMUS hereby agrees to cooperate with Accenture and comply with the management structures and procedures outlined in Exhibit 2.11. MAXIMUS shall be financially responsible for Accenture’s Cover Costs in providing such additional management and oversight in accordance with Exhibit 7.2A.

2.11.2                  On the Amendment Effective Date, MAXIMUS shall provide Accenture written notice of all subcontracts that pertain to the Call and Image Processing Services and provide complete and accurate copies of such subcontracts to Accenture. If Accenture reasonably believes that an issue exists with one of MAXIMUS’ subcontractors that has caused or is reasonably likely to cause a material non-performance of obligations under this Agreement or the Prime Contract, then the Parties shall meet immediately to discuss such issues. After discussion of such issues and giving reasonable consideration to MAXIMUS’ input on the impact of available alternatives and balancing the effects on the Project globally, then, MAXIMUS shall take all commercially reasonable steps to comply with Accenture’s reasonable request to terminate, assign or restructure any such subcontracts (including, without limitation, subcontracts with ImageAPI and ACP), including payment of any amounts due to the applicable third party. However, nothing in this Amendment is intended to create any third party beneficiary relationship. MAXIMUS must obtain Accenture’s review and approval of amended subcontracts with reasonable advance notice prior to execution by MAXIMUS. MAXIMUS’ failure to take all commercially reasonable steps to timely comply with Accenture’s request to terminate, assign or restructure any applicable subcontract shall be deemed an Event of Default pursuant to which Accenture may deliver a Termination Notice in accordance with Section 8.2. MAXIMUS represents and warrants that, to the best of its knowledge and belief, it is not in breach of any of its subcontracts that relate to the Project.

2.11.3                  Notwithstanding the forgoing, MAXIMUS shall use commercially reasonable efforts to restructure the subcontract agreement with ACP by July 15, 2006 and provide Accenture a weekly report regarding the status, which report shall be Confidential Information. “

d.             Technology Development Services. In order to document the arrangements specified for the Technology Development Services for which Accenture is assuming  operational responsibility pursuant to Section 3(a) of this Amendment, new Section 2.4.5 is hereby inserted as follows:

“2.4.5                  MAXe Operations

2.4.5.1               From and after the Technology Development Transition Date, Accenture shall perform the Technology Development Services in such a manner as to maintain the level of business performance enabled by MAXe at a level at least equal to business performance as of the Technology Development Transition Date. If Accenture causes the performance of MAXe to fail to operate at a level at least equal to MAXe performance as of the Technology Development Transition Date, and that failure causes or materially contributes to significant MAXIMUS productivity deficiencies that result in MAXIMUS’ failure to achieve the work standards (to be provided at Accenture’s request) that form the basis of its variable transaction rates, then the following steps shall be taken:

2.4.5.1.1                              Accenture shall use commercially reasonable efforts to cure the failure.

2.4.5.1.2                              If the failure cannot be cured, the Parties shall jointly seek and implement other measures (e.g., process changes or workflow changes) to increase MAXIMUS productivity. MAXIMUS shall not unreasonably refuse to make such changes, and Accenture shall credit against the Cover Costs applicable to the Technology Development Services an amount equal to the incremental costs reasonably incurred by MAXIMUS in making such changes. MAXIMUS shall be obligated to mitigate any such incremental costs.

2.4.5.1.3                              If efforts under Sections 2.4.5.1.1 and 2.4.5.1.2 are exhausted and significant MAXIMUS productivity deficiencies remain, then Accenture, at Accenture’s exclusive option, shall either relieve MAXIMUS of liability for Liquidated Damages associated with the KPRs impacted by the deficiencies or take financial responsibility for increased MAXIMUS capacity to meet the KPRs, either of which shall be in proportion to the contribution of Accenture’s failure among all causes of the productivity deficiencies.

2.4.5.2               MAXIMUS agrees that with respect to those components of MAXe implemented by MAXIMUS prior to the Technology Development Transition Date, the remedies set forth in Section 2.4.5.1 shall not be available to it.”

e.             General Governance and Oversight. In order to strengthen the governance structures applicable to the Services generally, new Section 3.8 is hereby inserted as follows:

“3.8                           General Governance and Oversight.

3.8.1                        Collaborative Intent. The Parties acknowledge their mutual desire for open, honest, transparent, complete and prompt communication between the Parties and hereby (i) reaffirm the governance principles set forth in Section 3.2 of the Agreement, and (ii) adopt the additional governance principles set forth in Exhibit 3.8. Each Party agrees to cooperate in good faith to review the current implementation of such principles and to discuss any reasonable changes that are necessary or appropriate to ensure joint decision-making efforts for subject matters that affect both Parties. The Parties hereby further confirm that efficient and effective communication requires full and open disclosure of data and information related to the services provided under this Agreement.

3.8.2                        Improved Executive Committee. Within 14 calendar days after the Amendment Effective Date, the Parties shall re-organize and convene the Executive Committee in accordance with Section 3.5 with such structural and procedural changes as the Parties shall mutually agree in connection with the review set forth in Section 3.8.1. The initial membership of the Executive Committee shall include the Accenture U.S. Government Operating Group Managing Director and the MAXIMUS Chief Executive Officer. The Executive Committee shall meet at least semi-monthly until such time as the Parties mutually agree to reduce the frequency of such meetings as a result of improved MAXIMUS performance.

3.8.3                        Workgroups.

(i)                         Within ten days after the Amendment Effective Date, the Parties shall jointly establish a workgroup to oversee and confirm seamless cooperation for the provision of end-to-end integrated eligibility services.

(ii)                      Within ten days after the Amendment Effective Date, the Parties shall jointly establish a workgroup to oversee and confirm seamless cooperation for the provision of end-to-end CHIP services.”

f.              Interaction with the State. Section 4.6 is hereby deleted in its entirety and replaced with the following:

“4.6                           Except to address day-to-day technical operational matters, MAXIMUS shall not communicate with the State on matters involving the Project without Accenture’s prior written consent, or for circumstances in which time is essential and immediate written consent is not practical, express oral consent, followed promptly by written confirmation. For the avoidance of doubt and absent the operation of an administrative or judicial process or applicable law compelling disclosure by MAXIMUS, MAXIMUS shall not communicate with the State (or representatives, employees or contractors of the State) regarding the service performance, scope adjustments, schedule adjustments, project status, or any other major issue affecting the Services without Accenture’s concurrent participation or Accenture’s prior written consent. MAXIMUS shall promptly report to Accenture any and all communications with the State regarding issues that may have a material impact on the Services or the Project. MAXIMUS shall design and implement a program to maintain a consistent level of employee and contractor awareness regarding MAXIMUS’ obligations under this Section 4.6. Upon notice by Accenture, MAXIMUS shall take such remedial steps directed by Accenture, up to and including prompt removal from the Project of any employees of MAXIMUS that fail to comply with this Section 4.6. Nothing in this Agreement, including this Section 4.6, is intended to limit the rights of HHSC under the Prime Contract.”

g.             Supplemental Management and Operational Assistance. In order to allow Accenture to provide supplemental management and operational assistance if future concerns arise regarding MAXIMUS’ performance, new Section 4.7 is hereby inserted as follows:

“4.7                           Supplemental Management and Operational Assistance

4.7.1.1                           At any time following the Amendment Effective Date, if MAXIMUS fails, or upon the basis of objective evidence considered by Accenture that MAXIMUS is likely to fail, to meet any of its material obligations under the Agreement, Accenture may, but shall not be obligated to, assign or acquire additional Accenture resources as reasonably necessary or appropriate to correct the deficiency and assist MAXIMUS in its performance of its obligations under the Agreement. MAXIMUS shall be financially responsible for the Cover Costs incurred by Accenture in connection with the deployment of additional resources pursuant to this Section 4.7.1.1 as such Cover Costs are calculated as provided in Exhibit 7.2A; provided, however, that if Accenture assigns additional resources in advance of an actual MAXIMUS failure, MAXIMUS shall be financially responsible only for the portion of such costs incurred by Accenture that a joint root cause analysis identifies as substantially preventing or mitigating a likely breach of contractual obligations.

4.7.1.2                           As of the Amendment Effective Date, MAXIMUS shall assign and thereafter maintain sufficient additional executive and mid-level resources who possess relevant experience to design, implement, operate and troubleshoot MAXIMUS’ performance of its contractual obligations. Additional supervisory resources shall be added as needed to permit MAXIMUS to maintain supervisor-to-team ratios applicable to the Integrated Eligibility Transaction Processing Center at one-to-10 (1-10). Upon MAXIMUS’ demonstration of continued, reliable performance of its obligations in compliance with the Agreement, the Parties shall meet to discuss whether staffing levels may be reduced without detrimental impact to MAXIMUS’ performance of the Services as substantiated by MAXIMUS in detail reasonably satisfactory to Accenture. Any such staffing level reductions shall occur pursuant to a mutually-agreed transition plan.

4.7.1.3                           The list of Key Personnel for purposes of the Agreement set forth in Exhibit 5.4.1 to the Agreement shall be replaced and superseded by the designations of Key Personnel set forth in the new Exhibit 5.4.1 attached to this Amendment. In addition, MAXIMUS shall fill the following Key Personnel positions as described below:

(i)                                     MAXIMUS Local Site Executive — The MAXIMUS Local Site Executive shall: (1) devote substantially all of his business time and effort to managing MAXIMUS’ performance under the Agreement, (2) serve as the single point of accountability in Austin, Texas for the Agreement, (3) conduct daily informal briefings with Accenture regarding the status of the Project, and (4) have full decision-making authority and responsibility for MAXIMUS’ fulfillment of its contractual obligations. MAXIMUS shall obtain approval of the final candidate for the MAXIMUS Local Site Executive within thirty (30) days and have such candidate in place within forty-five (45) days from the Amendment Effective Date. Until such time as the MAXIMUS Local Site Executive is in place, Bruce Caswell shall act in such capacity.

(ii)                                  CHIP Operations Lead. MAXIMUS shall obtain approval of the final candidate for the MAXIMUS CHIP Operations Lead within thirty (30) days and have such candidate in place within forty-five (45)

                                                days from the Amendment Effective Date. Until such time as the MAXIMUS CHIP Operations Lead is in place, Melinda Metteauer shall act in such capacity.

Accenture personnel shall be entitled to fully rely on all decisions made by the MAXIMUS Key Personnel related to his or her respective area of responsibility.

4.7.1.4                           MAXIMUS agrees to use all commercially reasonable efforts to improve attrition rates and fill open positions in a timely manner. MAXIMUS shall report accurate information in the form attached hereto as Exhibit 4.7.1.4, provide any supplemental detail required to support or explain changes or variations from prior reports,  explain attrition rates above forecast, document progress regarding each open management, supervisory or transition position that has remained unfilled for more than thirty (30) days and communicate all planned rolloffs of management, supervisory and transition staff at least forty-five (45) days prior to such occurrence. All reports in Exhibit 4.7.1.4 shall be provided by MAXIMUS on a weekly basis except the Diversity Report, which shall be provided on a monthly basis, and the San Antonio Turnover by Job report, Recruiting Status report, Recruiting Opportunities report, and IT 66-67 report, each of which shall be provided on a weekly basis for a period of three (3) months following the Amendment Effective Date and shall be provided on a monthly basis thereafter; provided, however, that such reports shall be resumed on a weekly basis in the event MAXIMUS is subject to a cure notice or corrective action pertaining to staffing or human resources issues. In addition, MAXIMUS agrees to provide internal human resources support at a 1:150 ratio +/- 10% to meet employee relations issues, retention and attrition, planning and forecasting.”

h.             Training. In order to allow Accenture to address specific concerns regarding MAXIMUS training performance as set forth in the Cure Notice and Letter Agreement, Section 5.5 is hereby deleted in its entirety and replaced with the following:

“5.5                           Accenture and MAXIMUS agree to provide the Project training staff to operate as an integrated team as identified in Exhibit 5.5A, subject to the following conditions:

5.5.1                        The integrated training team shall operate under the direction and supervision of Accenture.

5.5.2                        MAXIMUS may present candidates to fill positions designated for Accenture. Accenture will not unreasonably reject qualified candidates who are able to fill positions in a timely manner, and will provide reason(s) for rejection in writing. Costs for positions filled by MAXIMUS staff shall be credited against Cover Costs.

5.5.3                        Notwithstanding Section 5.9, MAXIMUS shall promptly replace those MAXIMUS employees or subcontractors performing Project training functions who Accenture identifies in writing as not qualified or not meeting reasonable performance standards for training, along with the reasons therefor.

5.5.4                      If MAXIMUS fails after notice to the MAXIMUS Local Site Executive to promptly fill positions designated for MAXIMUS, Accenture may fill those positions until MAXIMUS presents qualified candidates.

5.5.5                        The organization and staffing levels reflected in Exhibit 5.5A are based on the current scope and delivery schedule for the interim and end-state technology and process solutions and are subject to re-evaluation if the scope or schedule changes.

5.5.6                        All responsibility for training development and delivery for Texas Access Alliance operations personnel reverts to MAXIMUS on March 1, 2007 for development and May 1, 2007 for delivery pursuant to mutually agreed transition plans.

5.5.7                        MAXIMUS shall be financially responsible for all Cover Costs incurred by Accenture in connection with the development and provision of required training and certifications to MAXIMUS’ employees and subcontractors engaged in the Project. An estimate of training Cover Costs is presented in Exhibit 7.2A.”

i.              Setoff of Cover Costs; Audit Rights. In order to confirm the method by which Cover Costs will be applied to amounts payable to MAXIMUS under the Agreement and MAXIMUS’ rights to receive certain related information, new Sections 7.6.1 and 7.6.2 are hereby inserted as follows:

“7.6.1                  Setoff of Cover Costs. With respect to any amount to be paid or reimbursed by Accenture to MAXIMUS under the Agreement, Accenture may set off against such amounts any Cover Costs incurred by Accenture. If the amount of Cover Costs in a month exceeds the amounts payable by Accenture to MAXIMUS, the excess amount of Cover Costs shall be carried forward into succeeding months and applied against amounts otherwise payable to MAXIMUS in such succeeding months until such excess Cover Costs have been fully applied. Accenture will not be required to pay any disputed amounts to MAXIMUS under this Agreement unless and until the dispute is resolved and in accordance with the resolution of the dispute. Notwithstanding the foregoing, MAXIMUS shall have no obligation to make payment on any disputed Cover Costs that were not subject to setoff rights as described in this Section 7.6.1.

7.6.2                        Certain Audit Rights. For any Cover Costs incurred by Accenture, on a monthly basis, Accenture shall provide MAXIMUS with (i) timesheets supporting the hours incurred by Accenture personnel and subcontractors providing services included in the Cover Costs, including an indication of the job category that the person is filling, as indicated in the schedules provided under Exhibit 7.2A, and (ii) descriptions of the deliverables produced in such month. Copies of the deliverables or other work product shall be provided upon reasonable request by MAXIMUS. Additionally, upon reasonable request, Accenture shall provide MAXIMUS with additional (i) supporting information with transparency reasonably sufficient to demonstrate the metrics of service volumes, productivity and resource levels directly represented by such Cover Costs (including information reasonably necessary to verify the quantity of hours expended by Accenture that provide the basis for Cover Costs setoff by Accenture in any month) and (ii) the opportunity to provide suggestions and other input to Accenture regarding optimization and management of such Cover Costs (including comparative benchmarks against MAXIMUS’ internal processes). The escalation process provided in Section II of Exhibit 3.8 shall govern any issue with respect to issues or questions raised by MAXIMUS regarding Accenture’s incurrence of such Cover Costs. Notwithstanding the foregoing or any other provision hereof, in no event shall MAXIMUS have the right to review Accenture’s internal cost information. However, Accenture represents that Cover Costs are calculated as described in the definition provided herein.”

k.                                       Terms Applicable to Cure Periods. Section 8.1.2 (other than subsections 8.1.2.1 - 8.1.2.13) is hereby deleted in its entirety and replaced with the following:

“8.1.2                  Any one of the following events by MAXIMUS, which is not cured within 20 calendar days (except as specified in Section 8.1.4 below or as otherwise extended by mutual written agreement of the Parties or as extended by Accenture in its reasonable discretion if the State has extended a related cure period applicable to Accenture) after receipt of written notice of breach from Accenture:”

l.                                          Certain Events of Default. New Section 8.1.5 is hereby inserted as follows:

“8.1.5                  In addition to the Events of Default described above and notwithstanding Section 8.2, each of the following shall be deemed to be an “Event of Default” for which Accenture may exercise the rights set forth in this Agreement upon delivery of an appropriate Notice to MAXIMUS; provided, however, that, notwithstanding Section 8.2 of the Agreement, such Notice shall be effective upon delivery to MAXIMUS and shall not afford MAXIMUS with any opportunity to cure (except as described in Section 8.1.5.1):

8.1.5.1                           While under any Corrective Action Plan developed in accordance with the Prime Contract, and subject to the governance provisions set forth in Exhibit 3.8, MAXIMUS fails, within the time period specified in the applicable Corrective Action Plan (or if no time is specified therein, within a time period reasonably specified by Accenture), to use good faith efforts to comply with a material portion of such Corrective Action Plan, provided however, that an Event of Default under this Section 8.1.5 shall not occur if, MAXIMUS initiates such good faith efforts within forty-eight (48) hours from the receipt of Notice by the MAXIMUS Local Site Executive. The opportunity to initiate such good faith efforts within 48 hours shall only apply to the first instance of failure under this Section 8.1.5.1 and for any subsequent failures hereunder, MAXIMUS shall not be entitled to such opportunity; or

8.1.5.2                           MAXIMUS fails to correct and cure any of the MAXIMUS performance deficiencies identified in Exhibit 8.1.5.2 by the applicable deadline set forth on such Exhibit. Any such deficiency that the Parties mutually agree in writing has been cured shall not be subject to the terms of this Section 8.1.5 for any subsequent breach and shall be entitled to the appropriate cure period set forth in the Agreement.

3.                                       Agreement. In addition to the amendments to the Agreement set forth above in Sections 1 and 2 of this Amendment, the Parties agree as follows, which agreements shall be incorporated by reference into, and made a part of, the Agreement:

a.                                       Transition of Responsibility for Technology Development Services.

(i)            Beginning on the Amendment Effective Date, the Parties shall begin transitioning operational responsibility for the performance of the Technology Development Services to Accenture in accordance with the transition plan (the “Technology Development Transition Assistance Plan”) attached hereto as Attachment A (the “Technology Development Transition”). Each of the Parties shall comply with its responsibilities as outlined in the Technology Development Transition Assistance Plan.

(ii)           Following the completion of the Technology Development Transition in accordance with the Technology Development Transition Assistance Plan and provided that MAXIMUS provides Accenture with reasonable assistance (including, without limitation, all assistance reasonably requested by Accenture) in respect of Accenture’s efforts, MAXIMUS shall be relieved of its obligations to provide the Technology Development Services to Accenture as of and after the completion of transition of the Technology Development Services to Accenture (the “Technology Development Transition Date”). MAXIMUS shall retain responsibility for (1) all operations that comprise the Technology Development Services prior to the Technology Development Transition Date, including, without limitation, the performance of the Technology Development Transition, (2) the development, support, and maintenance of the MAXe software for Enrollment Broker and CHIP, and (3) all break/fix maintenance obligations and related activities for the MAXe software for periods after March 31, 2007. In addition, MAXIMUS must continue to dedicate those MAXIMUS employees identified in the Technology Development Transition Assistance Plan (or their qualified replacements) to MAXIMUS’ performance of its obligations with respect to the Technology Development Services; provided, however, that MAXIMUS may not reassign such employees without Accenture’s prior written consent. From and after the Technology Development Transition Date, failure to provide reasonable assistance to Accenture in respect of Accenture’s performance of the Technology Development Services shall be deemed to be a material breach pursuant to Section 8.1 of the Agreement.

Notwithstanding the transfer of operational responsibility for the Technology Development Services to Accenture as specified above or any statement to the contrary, MAXIMUS shall continue to bear financial responsibility for the Cover Costs associated with Accenture’s performance of the Technology Development Services as such costs are calculated pursuant to Exhibit 7.2A of the Agreement.

(iii)          Accenture shall provide up to 2 full-time equivalents (FTE’s) to MAXIMUS for operational reporting and analysis during the period from the Amendment Effective Date until January 31, 2007. From February 1, 2007 until March 31, 2007, Accenture shall make only 1 FTE available to MAXIMUS for such reporting and analysis functions.  MAXIMUS shall pay for such resources as Cover Costs.

(iv)          Without limiting any obligations hereunder, the Parties shall take commercially reasonable steps to conduct the Technology Development Transition in a manner that does not impede MAXIMUS’ progress to correct its performance as described in this Amendment. During the Technology Development Transition, MAXIMUS shall take commercially reasonable steps to mitigate the impact of attrition, absenteeism or performance decline. Notwithstanding any such occurrence or steps taken to mitigate the same, each Party shall remain responsible for performing all of its respective responsibilities throughout the Technology Development Transition.

(v)           Subject to reimbursement as a Cover Cost, Accenture shall provide facilities for the Technology Development Services.

(vi)          Following the three-month anniversary of the Technology Development Transition Date, if MAXIMUS’ provision of reasonable assistance to Accenture in connection with Accenture’s performance of the Technology Development Services exceeds the MAXIMUS staffing plan for the applicable month (exclusive of reasonable phone or email inquiries or requests for similar de minimis cooperation), Accenture shall deduct the incremental personnel charges incurred by MAXIMUS beyond those in the plan from such month’s Cover Costs.

(vii)         Representatives from both Parties shall meet on a periodic basis to discuss the priorities applicable to each Party’s performance under this Section 3(a), with the initial priorities to include (i) support of current operational productivity and (ii) improvement of operational productivity. During Accenture’s performance of the Technology Development Services, Accenture shall provide periodic schedule and status reporting to MAXIMUS regarding scope and schedule of MAXe version releases.

(viii)        The Parties acknowledge and agree that the Technology Development Services as defined in the staffing plan in Attachment A are provided based upon a jointly developed work plan to address the scope outlined in Exhibit 2.1A.

If the Parties agree to modify scope as pursuant to the provisions of Section 3.8 and such modification increases or decreases the level of effort necessary to complete Accenture’s performance of the Technology Development Services, the

Parties shall equitably adjust the associated Cover Costs set forth on Exhibit 7.2A to reflect the modified scope.

(ix)           Where MAXIMUS personnel designated in Attachment A are scheduled to work full-time, such personnel shall not be staffed or proposed on any other MAXIMUS project, unless otherwise agreed in writing by Accenture.

b.                                      Transition of Responsibility for Complaints and Appeals Services.

(i)            Beginning on the Amendment Effective Date, Accenture shall assume operational responsibility for, and begin performing, the Complaints and Appeals Services.

(ii)           Provided that MAXIMUS provides Accenture with reasonable assistance (including, without limitation, all assistance reasonably requested by Accenture) in respect of Accenture’s efforts, MAXIMUS shall be relieved of its obligations to provide the Complaints and Appeals Services to Accenture as of and after the Amendment Effective Date. MAXIMUS shall retain responsibility for all operations that comprise the Complaints and Appeals Services prior to the Amendment Effective Date. Failure to provide reasonable assistance to Accenture in respect of Accenture’s performance of the Complaints and Appeals Services shall be deemed to be a material breach pursuant to Section 8.1 of the Agreement. Notwithstanding the transfer of operational responsibility for the Complaints and Appeals Services to Accenture as specified above or any statement to the contrary, MAXIMUS shall continue to bear financial responsibility for the Cover Costs associated with Accenture’s performance of the Complaints and Appeals Services as such costs are calculated pursuant to Exhibit 7.2A of the Agreement.

(iii)          If MAXIMUS’ provision of reasonable assistance to Accenture in connection with Accenture’s performance of the Complaints and Appeals Services exceeds the MAXIMUS staffing plan for the applicable month (exclusive of reasonable phone or email inquiries and requests for similar de minimis cooperation), Accenture shall deduct the incremental personnel charges incurred by MAXIMUS beyond those in the plan from such month’s Cover Costs. Additionally, MAXIMUS may present candidates to fill positions designated for Accenture. Accenture will not unreasonably reject such qualified candidates who are able to fill positions in a timely manner, and will provide reason(s) for rejection in writing.

(iv)          Subject to MAXIMUS’ provision of reasonable assistance in support of Accenture’s performance of the Complaints and Appeals Services as provided in this Section 3(b), Accenture, rather than MAXIMUS, shall have primary responsibility for Key Performance Requirements numbered 12, 26, 27, 98, or 104 as documented in the Prime Contract and applicable to the Complaints and Appeals Services performed by Accenture after the Amendment Effective Date. The provisions of Section 6.1 of the Agreement regarding joint responsibility and apportionment of liability shall continue to apply with respect to failures of such Key Performance Requirements.

(v)           Following Stable Performance of the Complaints and Appeals Services, the Parties shall meet and discuss in good faith the possibility to transition the Complaints and Appeals Services back to MAXIMUS. Any such agreement shall be documented in an amendment to the Agreement and shall be designed to effect such transition in a manner that minimizes any negative impact on the Project.

c.                                       Accenture Cover Costs Incurred To Date. At the Amendment Effective Date, Accenture shall setoff the amount specified for “Activities prior to May 3, 2006” on Exhibit 7.2A against the next succeeding amounts otherwise payable to MAXIMUS in respect of Cover Costs incurred by Accenture with respect to resources provided to assist MAXIMUS prior to May 3, 2006.

d.                                      Special Terms Associated with Transitioned Services.

(i)            License to MAXIMUS Software. In addition to the license provided to Accenture pursuant to Section 11.2.2 of the Agreement and notwithstanding anything to the contrary contained in Article 11 of the Agreement, or elsewhere in the Agreement, MAXIMUS hereby grants to Accenture a non-exclusive, sublicenseable (as provided below), fully-paid up, license for the term of the Prime Contract (including any amendments, extensions, renewals or replacements thereof) to use, copy, display, modify, maintain, and create derivative works of the MAXIMUS Software (in both source and object code form) and any modifications, enhancements, derivative works, development tools and documentation related thereto solely for Accenture’s performance of the Project. Upon written notice to MAXIMUS, Accenture may (i) sublicense the MAXIMUS Software to a third-party to which Accenture has subcontracted some or all of its obligations under the Prime Contract and (ii) assign or otherwise transfer the license to the MAXIMUS Software to any successor entity that acquires or succeeds to Accenture’s rights or obligations under the Prime Contract by operation of law or otherwise, provided, that such third party (i) adheres to all use restrictions relating to such MAXIMUS Software set forth in the Agreement, (ii) agrees to be bound in writing to confidentiality obligations substantially as set forth in the Agreement. On the Amendment Effective Date or as soon as practicable thereafter, MAXIMUS shall deliver to Accenture copies of such versions of the MAXIMUS Software, development tools and documentation that Accenture requires to meet its obligations under the Prime Contract or as otherwise requested by Accenture.

 (ii)          Third-Party Software Licenses. As part of MAXIMUS’ obligations with respect to the Transitioned Services, MAXIMUS shall identify third-party software licenses that pertain to the Transitioned Services and provide copies of the applicable license agreements. Upon request by Accenture, MAXIMUS shall take all reasonable steps, consistent with the terms of the applicable license agreement, to assign such licenses to Accenture, including payment of any fees due the applicable third party. Except for such licenses that are so assigned to Accenture, the forgoing shall not limit MAXIMUS’ obligations to transfer the license of third party software to the State at the conclusion of the Term of the Prime Contract. MAXIMUS represents and warrants that it is not in breach of any of the license agreements.

(iii)          Use of MAXIMUS Materials. As part of MAXIMUS’ obligations with respect to the Transitioned Services, MAXIMUS shall provide Accenture with access to and rights to use and modify any materials used by MAXIMUS to provide the Transitioned Services prior to the Amendment Effective Date, including, without limitation, CCR scripts, training manuals, policies and procedures, QA materials and assessments, Job Aids, and related tools and documentation.

(iv)          Employees and Subcontractors. As part of MAXIMUS’ obligations with respect to the Transitioned Services, and notwithstanding Sections 5.1 or 5.4 of the Agreement, Accenture (or its designated subcontractor) shall have the right to (1) interview, make permanent or temporary offers of employment and hire any employees of MAXIMUS that provided Transitioned Services other than the MAXIMUS employees identified on Attachment B (collectively, the “Excluded Employees”), so long as the Excluded Employees remain MAXIMUS employees, or (2) offer to hire and hire any contractor or subcontractor of MAXIMUS that provided Transitioned Services, and MAXIMUS shall provide Accenture with all assistance necessary for Accenture to interview, make offers, and hire any of the MAXIMUS employees, contractors and subcontractors described in the preceding sentence. MAXIMUS agrees to make the Excluded Employees, as well as Jason Hughes and Dan Baxter, available to Accenture on a full-time, dedicated basis for the 90-day period following the Amendment Effective Date to assist in the Transitioned Services. After the conclusion of such 90-day period, MAXIMUS shall cause such MAXIMUS personnel to provide Project-related assistance to Accenture as reasonably requested by Accenture. Within thirty (30) days of the Amendment Effective Date, MAXIMUS shall provide an assessment of all employees of MAXIMUS and its subcontractors that are presently providing the Transitioned Services.

e.                                       Status of Transitioned Services. Accenture’s agreement to perform its obligations under this Amendment, including, without limitation, the performance of the Transitioned Services and management and governance activities with respect to the Call and Image Processing Services and the Integrated Eligibility Transaction Processing Services, is made solely to address certain issues identified in the Cure Notice, and, without limiting the provisions of this Agreement, including Section 6.1 of the Agreement and Section 2.4.5 as revised in this Amendment, MAXIMUS shall have no independent right of action for breach of contract against Accenture arising out of Accenture’s performance or non-performance of the services for which Cover Costs apply. However, nothing in this provision shall preclude or limit any defenses otherwise available to MAXIMUS in response to any actions, allegations or claims based upon Accenture’s performance or non-performance of the services. By assuming certain tasks previously performed by MAXIMUS or undertaking added supervisory responsibilities as described herein, on either a temporary or ongoing basis, Accenture does not undertake to assume any MAXIMUS liability for the status of such services as of the Amendment Effective Date (for supervisory resources) or the applicable Transition Date (for Transitioned Services).

f.                                         Effect of Transitioned Services on Key Performance Requirements.

(i)            The Parties acknowledge that the measurement of certain MAXIMUS Key Performance Requirements may depend upon Accenture’s performance of the Transitioned Services. In the event of a failure of a Key Performance Requirement, the Parties shall conduct a formal root cause analysis to determine the allocation of responsibility for such failure, and MAXIMUS’ applicable Liquidated Damages shall be proportionately reduced to reflect each party’s determined responsibility; provided, however, that MAXIMUS shall retain financial responsibility for any Key Performance Requirement failures primarily resulting from the components of MAXe identified in Section 2.4.5.3 of the Agreement (as determined pursuant to a root cause analysis).

(ii)           If MAXIMUS fails to achieve Key Performance Requirements 21, 22, 23, 24 and 25, Accenture shall have the right to assess the applicable Liquidated Damages for such KPRs without regard to whether Liquidated Damages have been assessed by HHSC, up to an aggregated monthly amount of $30,000. If Accenture assess such Liquidated Damages, MAXIMUS shall have the option to either pay the Liquidated Damage to Accenture or apply such amounts to remedial efforts necessary to correct deficiencies in performance of the applicable KPR. If HHSC subsequently assesses Liquidated Damages for such KPRs, MAXIMUS shall have the right to set off any Liquidated Damages paid to Accenture against the amounts assessed by HHSC for which MAXIMUS is determined to be responsible.

g.                                      Opportunities to Mitigate Cover Costs. For all Services under this Agreement for which MAXIMUS has an obligation to pay Cover Costs, MAXIMUS shall have the opportunity to communicate with Accenture about possibilities to mitigate such Cover Costs, subject to the right of Accenture to reject any proposals that it reasonably and in good faith believes would have a negative impact on the ability of the Parties to comply with the terms of the Prime Contract. Accenture shall use commercially reasonable efforts to mitigate the Cover Costs. Every three months or more frequently in response to any material change to the Project, the Parties shall meet to examine staffing levels and ratios associated and other potential opportunities to reduce Cover Costs. In such meetings MAXIMUS shall propose reductions in staffing and related costs that would not diminish the performance of the applicable Services and Accenture shall take reasonable steps to comply with such proposals. When any Service for which MAXIMUS has a Cover Cost obligation achieves Stable Performance, the Parties will meet to determine appropriate steps to reduce Cover Costs while maintaining Stable Performance.

h.                                      Incentive Plan. In order to appropriately incent MAXIMUS to improve performance on a continuing basis, the Parties agree to employ the following incentive structure (the “Incentive Plan”), which shall begin on July 1, 2006:

(i)            The parties will jointly establish an incentive fund, as further described below, to be funded in the amount of $125,000 each month (“Incentive Fund”).

(ii)           Each Party shall contribute to the Incentive Fund. Initially Accenture’s contribution shall be 20% and MAXIMUS’ contribution shall be 80%. For each month that MAXIMUS achieves all of the Performance Objectives,

Accenture shall contribute an additional 5% of the Incentive Fund for subsequent months, up to a maximum of 50%. For purposes of illustration, if MAXIMUS achieved the Performance Objectives in each of the first three months, the contribution to the Incentive Plan for month four shall be 35% by Accenture and 65% by MAXIMUS.

(iii)          On a monthly basis, no later than the 15th of the prior month, the Accenture Project Director will specify four (4) performance objectives (“Performance Objectives”) for services within MAXIMUS’ scope of work and within MAXIMUS’ control to be achieved during the subsequent month, and establish a measurable and reasonable level of performance and/or discrete outcome for each Performance Objective (the “Performance Criteria”).

(iv)          The Accenture Project Director will identify one (1) one of the Performance Objectives as “Primary”, which is assigned a value of $50,000 and three (3) of the Performance Objectives as “Priority”, which are each assigned a value of $25,000.

(v)           At the conclusion of each month, MAXIMUS’ performance of each of the Performance Objectives will be evaluated against the applicable Performance Criteria. The value of each Performance Objective successfully achieved will be summed to determine the total value for the month. MAXIMUS’ total contribution for the month will be subtracted from the total value to determine the incentive amount earned for the month. For purposes of illustration, if MAXIMUS contributed $100,000 in a given month and achieves the Primary Objective, and 2 Priority Objectives, the amount earned for the month would be $0 (($50,000 + 2 * $25,000) - $100,000).

(vi)          On a quarterly basis, the total incentive amount earned by MAXIMUS during the prior 3 months will be computed by adding the monthly incentive amounts earned. The final amount, will be included in the invoice for the following month and will be added (if the final amount is positive) or set-off (if the final amount is negative), as applicable, to any amounts payable to MAXIMUS.

(vii)         If during any month the Parties mutually agree that a Performance Objective is no longer applicable for that month or performance of the Performance Objectives is prevented by factors beyond MAXIMUS’ reasonable control and for which MAXIMUS does not have an obligation, then the Incentive Plan shall not apply to such Performance Objective for that month. The applicable amount for such Performance Objective shall be remitted to the Parties in amounts based on their respective contribution percentages. For purposes of illustration, if HHSC takes acts that prevent MAXIMUS from performing a Priority Objective and Accenture’s contribution percentage for the applicable month is 40%, then the Incentive Fund for that month shall be reduced by $25,000, with $15,000 credited to MAXIMUS and $10,000 credited to Accenture.

(viii)        Failure to achieve any of the Performance Objectives shall not be determinative in any root cause analysis with respect to any of the KPRs. All amounts set-off by Accenture will be credited to MAXIMUS in the event the client assesses Liquidated Damages for failures of KPRs related to the failed Performance Objectives.

(ix)           If MAXIMUS reasonably believes that a designation of Performance Objectives and/or Performance Criteria does not comply with the requirements of Section (iii) above, such dispute shall be escalated to the Executive Committee for resolution pursuant to Section II(b) of Exhibit 3.8.

(x)            Between October 1, 2006 and October 6, 2006, the Executive Committee shall meet to evaluate the effectiveness of the Incentive Plan as a tool to incent performance that promotes the success of the Project and recommend any changes that may further promote such objective. Any such changes must be mutually agreed by the Parties.

(xi)           The initial Performance Objectives to apply in the month of July, 2006 will be established by June 26, 2006 and, upon completion, shall be incorporated herein.

4.                                       Exhibits. The following exhibits are attached hereto as each is added to the Agreement or amended and restated in accordance with its terms:

Exhibit 2.1A	Scope of Transitioned Services

Exhibit 2.10	Status Report Template

Exhibit 2.11	Call and Image Processing Governance

Exhibit 3.8	Additional Governance Principles

Exhibit 4.7.1.4	MAXIMUS HR Status Report Template

Exhibit 5.4.1	Project Organization Chart

Exhibit 5.5A	Training Organization Chart

Exhibit 7.2A	Cover Costs

Exhibit 8.1.5.2	Cure Schedule

Attachment A	Technology Development Transition Plan

Attachment B	Excluded Employees

In the event of a conflict between the terms of any new or restated Exhibit under this Agreement and any Exhibit that is not restated, the new or restated Agreement shall take precedence.

5.                                       Reaffirmation. The Agreement, as amended and as provided herein, and all other documents executed in connection therewith shall remain in full force and effect, and Accenture and MAXIMUS hereby restate and reaffirm all of the terms and conditions of the Agreement, as amended, and such other documents. Nothing in this Amendment shall act as a waiver of any right or remedy of either Party, including, without limitation, Accenture’s rights under Article 10 [Step-In] of the Agreement, and neither Party is excused from performance of any contractual obligation, except in each case as expressly provided in this Amendment. Nothing in this Amendment shall be construed as a Party making an admission of fault or liability. Neither the execution of this Amendment, nor payment of Cover Costs as they are defined herein, shall constitute a waiver of or limitation on the rights of either party to assert any claims of damages or pursue any other remedy at law or in equity in connection with the subject matter if this Amendment or any other matters arising from or relating to the Agreement.

6.                                       Integration. This Amendment represents the entire amendment to the Agreement between the Parties, and supersedes any prior documents or discussions with respect to amending the Agreement, including prior drafts hereof and the Letter Agreement.

7.                                       Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all of which when taken together shall constitute a single counterpart. Executed signature pages to any counterpart may be detached and affixed to a single counterpart, with such single counterpart with multiple executed signature pages affixed thereto constituting the original counterpart. All of those counterpart pages shall be read as though one, and they shall have the same force and effect as if all the signers had executed a single signature page.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ACCENTURE LLP	MAXIMUS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

[Signature page to Subcontract Amendment]

[NOTE: certain exhibits have been omitted from this document as filed. the registrant agrees to furnish SUPPLEMENTALLY to the commission upon request a copy of such exhibits.]

Exhibit 7.2A

Cover Charges

Area	Charges	Per	Period	Conditions
Complaints & Appeals	$40.00	hour	June 1, 2006 to completion of IE rollout + 3 months

MAXIMUS shall be responsible for paying the actual cost up to the ‘Monthly Benchmark Headcount’, at the average hourly rate. The ‘Monthly Benchmark Headcount’ will be computed as the sum of the following headcount calculations:

				- The actual number of CHIP complaints/appeals processed during the month divided by the CHIP Productivity Rate; and,
				- The actual number of Integrated Eligibility complaints/appeals processed during the month divided by the IE Productivity Rate Initially, the productivity rates shall be:
				- IE Productivity Rate: 111 processed per FTE-month (assumes 60 minute average handle time),

- CHIP Productivity Rate: 256 processed per FTE-month (assumes 26 minute average handle time). Productivity rates shall be reviewed quarterly and revised if supported by actual productivity data. Credits against Cover Costs shall be applied for any Complaints & Appeals positions filled by MAXIMUS.

	fixed monthly charge	month	Completion of IE rollout + 4 months to end of contract or transition of services back to MAXIMUS

Benchmarked upon completion of IE rollout against statewide volumes, productivity rate at that time, and $40/hour rate, with productivity increase of 5% annually thereafter, and credit applied for positions staffed by MAXIMUS

Technology Development	$4,961,551	paid monthly according to attached payment schedule	May 3, 2006 to March 31, 2007
Call & Image Processing
Command Center	$137,223	monthly	June 1, 2006 to end of contract or transition of services to MAXIMUS subject to criteria documented in Exhibit 2.11	To be prorated to reflect any roles no longer required or transitioned to MAXIMUS subject to terms of Exhibit 2.11. Projected timetable attached.
	$64,223	monthly	Monthly costs once all expected roles are transitioned to MAXIMUS subject to terms of Exhibit 2.11
Midland Stabilization	$136,934	monthly	June 1, 2006 to achievement of criteria documented in Exhibit 2.11	Prorated to reflect any roles no longer required as documented in Exhibit 2.11. Projected timetable attached.
Call Center Launch	$80,387	monthly	Launch of new center to achievement of criteria documented in Exhibit 2.11	Prorated to reflect any roles no longer required as documented in Exhibit 2.11. Projected timetable attached.
Quality Assurance/Vendor Management	$50,201	monthly	June 1, 2006 to end of contract or until critera are met as documented in Exhibit 2.11
Supplemental Management and Operations Assistance
Activities prior to May 3, 2006	$650,000	one time
Operational troubleshooting and HHSC Benefits Office support	$1,633,111	paid monthly according to attached payment schedule	May 2, 2006 through August 31, 2006
Training Services	$3,688,882	paid monthly according to attached payment schedule	June 1, 2006 to April 30, 2007

As incurred cost for roles agreed in integrated organization, to be increased by services required if Maximus fails to deliver timely and skilled resources to develop and conduct curriculum, to be credited for any planned Accenture roles staffed by MAXIMUS or if specific roles are mutually agreed to be no longer necessary due to changes in circumstances

Exhibit 8.1.5.2
Cure Schedule

Nbr	Cure Item	Completion Date	Key Accomplishments	Next Steps / Milestones
1	• Comply with KPRs 21 and 22	7/31/2006	• Demonstrated improvement on IE abandonment rate • Demonstrated improvement on IE call monitoring scores	Next Steps • Conducting renegotiations with subcontractor for improved performance, including improved retention of staff
• Complete training, including on-going gap training for deficiencies identified through QA process (ACN lead activity).

2	• Define productivity measures for staff and tracking to those measures	6/30/2006

•   Meeting interim productivity targets for backlog

•   Developed productivity measures for major functions in current operational model

•   Deployed productivity analyst resources to validate existing measures

Next Steps

•   Refine productivity targets

•   Draft operating procedure for conducting and validating monitoring process

•   Validate existing monitoring processes and data sources

•   Continue to monitor productivity by staff member

• Action low performance
• Post productivity results

3	• Secure access for Application	6/30/2006	• Process for gaining system access	Next Steps
Processing staff to specific system functions and business processes required to meet processing requirements for new hire process is documented and communicated to those responsible for processing the requests

•   New hires receiving appropriate access at time of orientation

•   Responsible persons identified for access requests

•   Provide information to the State by 6/16/06 on staff needing system access

•   Projected completion by 6/28/06 for State to complete processing

•   Task complete (and dependent) upon notification by State that the Sate has provided the requested access

• Survey of staff completed to determine if existing staff have the required access, by job function

1

Exhibit 8.1.5.2
Cure Schedule

Nbr	Cure Item	Completion Date	Key Accomplishments	Next Steps / Milestones
4	Demonstrate compliance with relevant operational KPRs relating to accuracy of eligibility outcomes for applications and recertifications, including KPRs 2 and 3.

For the first monthly measurement period ending 60 days after resumption of transaction processing. Note: Resumption of transaction processing means continuous processing of a subset (not sample) of pilot regaion IE transactions.

•   Significant progress was made regarding the assessment of the current QA system with an initial set of programming changes outlined to fix existing reporting.

•   Some progress was made regarding development of a Work Plan to finalize QA system. (There are some dependencies on ACN regarding finalization of plan including their acceptance of reports as defined.)

•   Consultant was obtained to validate system design and provide recommendations for improvement in operations and reporting.

•   Two new QA Specialists started June 12, 2006.

•   Three additional hires will begin work between June 19 and July 1, 2006.

Next Steps

•   Continue implementation of new “VS Model” in San Antonio concurrent with policy training initiative

•   Work with Accenture monitoring and systems staff to ensure production reporting under new model accurately captures accuracy measures

•   Begin the Pilot process intake to demonstrate Accuracy through disposition

•   Implement reporting to demonstrate compliance with accuracy as part of Pilot Process restart.

•   Continue with QA process and system improvements and implementation as described in Nbr. 4.

5

Process all Medicaid, TANF, and Food Stamp applications and renewals/recertifications, including forwarding all applications, renewals or other cases requiring State review to State for determination, within contractually-required timeframes for all relevant KPRs, including 87, 88,89,90,97,99,102 and 105.

For the first monthly measurement period ending ending 30 days after resumption of transaction processing. Note: Resumption of transaction processing means continuous processing of a subset (not sample) of pilot region IE transactions

•   Prior to implementing the Interim Process, IE processing demonstrated the ability to push documents into MI within 3 business days

•   QA/QC reviews of timeliness of processing of back log support KPR compliance — but must be proven through resumed pilot area operations.

Next Steps

•   Continue implementation of new “VS Model” in San Antonio concurrent with policy training initiative

•   Work with Accenture monitoring and systems staff to ensure production reporting under new model accurately captures timeliness measures

•   Begin the Pilot process intake to demonstrate timeliness through disposition

•   Implement reporting to demonstrate compliance with timeliness as part of Pilot Process restart.

•   Continue with QA process and system improvements and implementation as described in Nbr. 4.

2

Exhibit 8.1.5.2
Cure Schedule

Nbr	Cure Item	Completion Date	Key Accomplishments	Next Steps / Milestones
6	Achieve 95% accuracy for staff determination of necessity of MI letters, and confirmation that MI letters contain proper list of items that are missing per the current system design.	7/31/2006

•   Developed SR 57408 for MI Verification Report. Submitted SR to ACN for development on May 25, 2006

•   Significant progress was made on root cause analysis.

•   Some work was started on enhancement of existing QA Plan

•   Work Plan was started to implement expanded QA/QC efforts

Next Steps • Receive MI Verification Report from ACN • Complete Root Cause Analysis of Failure • Finalize and implement plan to QA MI letters for timeliness and accuracy

7	Implement all items required by the CAP for Integrated Eligibility Processing Services.	Dates as specified by item in the CAP of record	• Continued coordination related to CAP updates • CAP is at 86% complete according to most recent report	Next Steps • Meet with Kristi Bradford to review Performance Report and recovery item status.

8

Execute QA activities as required in the approved KPR 62 QA Plan, including volume of transactions monitored and feedback process to the operation for identified deficiencies. Also, review the monitoring tools with Accenture to verify they provide an accurate measure of the quality outcomes for processing.

		8/15/2006	• The QA Plan was developed as required in KPR 62. The QA Plan includes feedback processes. • Staff have been hired to increase the number of transactions reviewed.

Next Steps
(Related to QA Process Improvement)

•   Ensure that QC/QA plan meet contractual requirements of monthly quality audit (i.e., KPR 61), particularly with respect to sample size

•   Complete Assessment of QA/QC staffing to confirm and finalize organizational structure, staffing mix, staff location assignments and schedules of duties.

•   Develop and execute plan to finalize changes to existing QA system and processes

•   Review existing QA system reports and integrate any new QA/QC Management Report requirements into modified QA system.

MAXIMUS shall complete each of the items set forth in this Exhibit 8.1.5.2 by the specified date. If any of the above MAXIMUS responsibilities are dependent upon performance of specific obligations of Accenture or the Client, and the failure by Accenture or the Client to complete such interdependencies cause MAXIMUS to fail to perform its obligation, then MAXIMUS shall not be subject to an Event of Default for such non-performance until the interdependent task is completed and the deadline set forth above shall be extended by an equal amount of time as the delay caused by the Accenture or Client non-performance.

3